Exhibit 5.4

[LETTERHEAD OF SULLOWAY & HOLLIS, P.L.L.C.]

REPLY TO: CAPITAL OFFICE

Direct Dial: (603) 223-2891

Direct Fax: (603) 223-2991

Email: pimse@sulloway.com

April 23, 2015

Board of Directors

Speedway Motorsports, Inc.

5555 Concord Parkway South

Concord, NC 28027

RE:	Speedway Motorsports, Inc. 5.125% Senior Notes due 2023

Guarantee of New Hampshire Motor Speedway, Inc.

Gentlemen:

We are issuing this letter to you in our capacity as local New Hampshire counsel to New Hampshire Motor Speedway, Inc., a New Hampshire corporation (the “NH Guarantor”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Speedway Motorsports, Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of $200,000,000 aggregate principal amount of 5.125% Senior Notes due 2023 (the “Exchange Notes”) and the Subsidiary Guarantees (as defined below) by the Guarantors (as defined below) of the Company’s obligations under the Exchange Notes.

The Exchange Notes will be issued under an indenture dated as of January 27, 2015 (the “Indenture”) by and among U.S. Bank National Association, as trustee (the “Trustee”), the Company and the guarantors listed on the signature pages to the Indenture (the “Guarantors”). The Exchange Notes will be offered by the Company in exchange (the “Exchange Offer”) for $200,000,000 aggregate principal amount of its outstanding 5.125% Senior Notes due 2023, which the Company issued on January 27, 2015 (the “Initial Notes”) without registration under the Securities Act. The Guarantors are providing certain guarantees pursuant to Article X of the Indenture, including a notation in the Notes substantially in the form included in Exhibit E to the Indenture (the “Subsidiary Guarantees”).

In rendering the opinions set forth in this letter, we have reviewed:

i)	A copy of the Articles of Agreement of the NH Guarantor, certified by the New Hampshire Secretary of State to be accurate and complete as of January 22, 2015 (“Articles”);

April 23, 2015

ii)	A copy of the Bylaws of the NH Guarantor, certified to us by the NH Guarantor to be true and complete as of April 23, 2015 (“Bylaws”);

iii)	A Certificate of Good Standing dated April 8, 2015 issued by the New Hampshire Secretary of State with respect to the NH Guarantor;

iv)

A copy of the Unanimous Written Consent, dated January 21, 2015, of the Board of Directors of the NH Guarantor with respect to the Exchange Offer, and the guarantee thereof by the NH Guarantor, certified to us by the NH Guarantor as remaining in full force as of April 23, 2015 (the “Written Consent”);

v)	The Certificate of Secretary dated April 23, 2015 executed on behalf of the NH Guarantor; and

vi)	Copies of the following documents:

a.	The fully executed Purchase Agreement by and among the Company, the Guarantors and the purchasers of the Initial Notes, dated January 22, 2015 (the “Purchase Agreement”)

b.	The fully executed Registration Rights Agreement by and among the Company, the Guarantors and the purchasers of the Initial Notes, dated January 27, 2015 (the “Registration Rights Agreement”)

c.

The fully executed Indenture, including the subsidiary guarantee provisions as set forth at Article X of the Indenture, and the form of the Exchange Notes appearing as Exhibit A to the Indenture, and the form of the Note Guarantee appearing as Exhibit E to the Indenture (the “Note Guarantee”)

d.	The fully executed Speedway Motorsports, Inc. Global Note dated January 27, 2015 and numbered 1, including the notation of the Note Guarantee (“Global Note 1”)

e.	The fully executed Speedway Motorsports, Inc. Global Note dated January 27, 2015 and numbered 2, including the notation of the Note Guarantee (“Global Note 2”)

We have reviewed such documents and considered such matters of law and fact as we, in our professional judgment, have deemed appropriate to render the opinion contained below. With respect to certain facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the NH Guarantor, without investigation or analysis of any underlying data contained in such documents or certificates.

April 23, 2015

In rendering the opinions set forth below, we have assumed (a) the genuineness of all signatures, (b) the legal capacity of all natural persons, (c) the authenticity of all documents submitted to us as originals, (d) the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies or unexecuted versions to be executed at or prior to closing, and (e) the filing of the Unanimous Written Consent with the minutes and proceedings of the NH Guarantor.

To render this opinion, we have made the investigations described in this letter, but we have not independently verified information obtained from third persons, except as specifically set forth. We have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of such fact should be drawn from our representation of the NH Guarantor. We have made no other investigation as to factual matters other than the examination described in this letter.

We express no opinion as to matters governed by laws of the United States of America or of states other than the State of New Hampshire, and do not opine as to the application or effect of the laws of any jurisdiction other than New Hampshire. As to laws of the State of New Hampshire, we express no opinion concerning any New Hampshire anti-trust, securities or “blue sky” laws. We also note that Section 12.08 of the Indenture chooses the internal laws of the State of New York as the law which governs the Indenture, the Exchange Notes and the Subsidiary Guarantees.

Based upon and subject to the assumptions, limitations and qualifications contained in this letter, it is our opinion that:

1.	The NH Guarantor is validly existing as a corporation in good standing under the laws of the State of New Hampshire.

2.	The NH Guarantor has the requisite corporate power and authority to issue the Subsidiary Guarantee as to each Exchange Note (the “NH Guarantee”).

3.	The NH Guarantor, and its duly authorized directors, have taken all actions necessary to authorize the entry into and execution of the NH Guarantee.

4.	The NH Guarantor has duly executed and delivered the Indenture and the Note Guarantee with respect to Global Note 1 and Global Note 2.

Our opinion is expressed as of the date of this letter, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date of this letter that may affect our opinion expressed above.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.

April 23, 2015

Very truly yours,

/s/ Sulloway & Hollis, P.L.L.C.

SULLOWAY & HOLLIS, P.L.L.C.